As filed with the Securities and Exchange Commission on February 22, 2017

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

pSivida Corp.

(Exact name of registrant as specified in its charter)

Delaware	26-2774444
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

480 Pleasant Street Watertown, MA	02472
(Address of Principal Executive Offices)	(Zip Code)

PSIVIDA CORP. 2016 LONG TERM INCENTIVE PLAN

INDUCEMENT NONSTATUTORY STOCK OPTION AWARD

INDUCEMENT PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD

(Full title of the plan)

Nancy Lurker

President and Chief Executive Officer

480 Pleasant Street

Watertown, MA 02472

(Name and address of agent for service)

(617) 926-5000

(Telephone number, including area code, of agent for service)

with a copy to:

Steven J. Abrams, Esq.

Hogan Lovells US LLP

1835 Market Street, 29th Floor

Philadelphia, PA 19103

(267) 675-4600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (4)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001 per share, issuable under the pSivida Corp. 2016 Long Term Incentive Plan (1)	9,667,132	$1.74 (5)	$16,820,809.68 (5)	$1,949.53
Common Stock, par value $0.001 per share, issuable under the Inducement Nonstatutory Stock Option Award (2)	850,000	$3.63 (6)	$3,085,500 (6)	$357.61
Common Stock, par value $0.001 per share, issuable under the Inducement Performance-Based Restricted Stock Unit Award (3)	500,000	$1.74 (5)	$870,000 (5)	$100.83

(1)	Represents an aggregate of 9,667,132 shares of common stock of pSivida Corp. (the “Registrant”), par value $0.001 per share (the “Common Stock”), available for issuance under the pSivida Corp. 2016 Long Term Incentive Plan (the “Plan”), consisting of (a) 3,000,000 shares of Common Stock reserved for issuance under the Plan, (b) 489,241 shares of Common Stock that were previously available for grant under the pSivida Corp. 2008 Incentive Plan (the “Prior Plan”) that were transferred to the Plan and (c) 6,177,891 shares of Common Stock that are subject to outstanding awards (the “Outstanding Award Shares”) under the Prior Plan. Pursuant to Section 4(a) of the Plan, the Outstanding Award Shares will become available for issuance under the Plan if such awards under the Prior Plan are forfeited or otherwise terminated. The Outstanding Award Shares include 5,977,891 shares of Common Stock subject to stock options and 200,000 shares of Common Stock issuable upon the settlement of a performance-based restricted stock unit award that were granted under the Prior Plan. On December 12, 2016, the stockholders of the Registrant approved the Plan.
(2)	Represents shares of Common Stock that are issuable upon the exercise of a nonstatutory stock option award granted to the President and Chief Executive Officer of the Registrant as an inducement material to her acceptance of employment with the Registrant (the “Inducement Option Award”).
(3)	Represents shares of Common Stock that are issuable upon the settlement of a performance-based restricted stock unit award granted to the President and Chief Executive Officer of the Registrant as an inducement material to her acceptance of employment with the Registrant (the “Inducement RSU Award,” and together with the Inducement Option Award, the “Inducement Awards”).
(4)	Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Plan or the Inducement Awards by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of shares of the Registrant’s outstanding shares of Common Stock.
(5)	Estimated solely for the purpose of calculating the registration fee under Rule 457(c) and (h) of the Securities Act on the basis of the average of the high and low sales price per share of Common Stock on February 15, 2017, as reported on The NASDAQ Global Market.
(6)	Estimated solely for the purpose of calculating the registration fee under Rule 457(h) of the Securities Act on the basis of the price at which the Inducement Option Award may be exercised, which was the closing price of the Common Stock on September 15, 2016, the grant date of such stock option, as reported on The NASDAQ Global Market.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) registers an aggregate of 9,667,132 shares of common stock of pSivida Corp. (the “Registrant”) , par value $0.001 per share (the “Common Stock”), available for issuance under the pSivida Corp. 2016 Long Term Incentive Plan (the “Plan”), consisting of (a) 3,000,000 shares reserved for issuance under the Plan, (b) 489,241 shares of Common Stock that were previously available for grant under the pSivida Corp. 2008 Incentive Plan (the “Prior Plan”) that were transferred to the Plan, and (c) 6,177,891 shares of Common Stock that are subject to outstanding awards under the Prior Plan (the “Outstanding Award Shares”). Pursuant to Section 4(a) of the Plan, the Outstanding Award Shares will become available for issuance under the Plan if such awards under the Prior Plan are forfeited or otherwise terminated.

This Registration Statement also registers shares of Common Stock issuable upon the exercise of a nonstatutory stock option award and the settlement of a performance-based restricted stock unit award granted to the President and Chief Executive Officer of the Registrant to induce her to accept employment with the Registrant (the “Inducement Awards”). The Inducement Awards were granted as detailed below:

•	a nonstatutory stock option award to purchase 850,000 shares of Common Stock granted to Nancy Lurker effective as of September 15, 2016; and

•	a performance-based restricted stock unit award to receive up to 500,000 shares of Common Stock based on the achievement of specified target stockholder returns granted to Ms. Lurker on September 15, 2016.

The Inducement Awards were approved by the Registrant’s Board of Directors in compliance with and in reliance on NASDAQ Listing Rule 5635(c)(4) and were approved by the Registrant’s stockholders on December 12, 2016. The Inducement Awards were granted outside of the Plan and the Prior Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by the rules of the Securities and Exchange Commission (the “Commission”), this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Plan or Inducement Agreements, as applicable, as required by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents of the Registrant filed with the Commission are incorporated by reference in this Registration Statement as of their respective dates:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended June 30, 2016 filed with the Commission on September 13, 2016;

(b)	The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended September 30, 2016 (filed with the Commission on November 8, 2016) and December 31, 2016 (filed with the Commission on February 9, 2017);

(c)	The Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Commission on October 26, 2016, to the extent incorporated by reference into the Registrant’s Annual Report on Form 10-K for the year ended June 30, 2016;

(d)	The Registrant’s Current Reports on Form 8-K filed with the Commission on July 18, 2016 (other than Item 7.01 and Exhibit 99.1), September 20, 2016, September 28, 2016, November 8, 2016, December 16, 2016, December 20, 2016, December 23, 2016, December 30, 2016, January 10, 2017 and February 8, 2017; and

(e)	The description of the Common Stock contained in the Registrant’s Current Report on Form 8-K filed under Rule 12g-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on June 19, 2008, including any amendments or reports filed for the purpose of updating such description.

All reports and other documents filed by the Registrant after the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such reports and documents, except for the documents, or portions thereof, that are “furnished” rather than filed with the Commission.

For the purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law permits, in general, a Delaware corporation to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation) by reason of the fact that he or she is or was a director or officer of the corporation, or served another business enterprise at the request of the corporation, against liability incurred in connection with such proceeding, including the expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, in criminal actions or proceedings, additionally had no reasonable cause to believe that his or her conduct was unlawful. A Delaware corporation’s power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit, provided that no indemnification shall be provided in such actions in the event of any adjudication of negligence or misconduct in the performance of such person’s duties to the corporation, unless a court believes that in light of all the circumstances indemnification should apply. Section 145 of the Delaware General Corporation Law also permits, in general, a Delaware corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or served another entity at the request of the corporation, against liability incurred by such person in such capacity, whether or not the corporation would have the power to indemnify such person against such liability.

The Registrant has entered into indemnification agreements with each of its directors and our executive officers and has obtained insurance covering its directors and officers against losses and insuring the Registrant against certain of its obligations to indemnify its directors and officers.

The Registrant’s Certificate of Incorporation, as amended, provides that the Registrant shall indemnify each of its directors and officers, to the maximum extent permitted from time to time by law, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by reason of the fact that he or she is a director or officer.

This right of indemnification conferred in the Registrant’s Certificate of Incorporation, as amended, is not exclusive of any other right.

In addition, the Registrant’s Certificate of Incorporation, as amended, provides that the Registrant’s directors shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that the exculpation from liability is not permitted under the Delaware General Corporation Law.

These indemnification provisions may be sufficiently broad to permit indemnification of the Registrant’s directors and officers for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

4.1	pSivida Corp. 2016 Long Term Incentive Plan (incorporated herein by reference to Exhibit 4.1 to the Registrant’s Quarterly Report on Form 10-Q filed on February 9, 2017).

5.1	Opinion of Hogan Lovells US LLP (filed herewith).

10.1	Amended and Restated Performance-Based Restricted Stock Unit Award Agreement between pSivida Corp. and Nancy Lurker, dated December 21, 2016 (incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on December 23, 2016).

10.2	Nonstatutory Stock Option Inducement Award granted to Nancy Lurker, effective September 15, 2016 (incorporated herein by reference to Exhibit 10.3 to the Registrant’s Quarterly Report on Form 10-Q filed on November 8, 2016).

23.1	Consent of Deloitte & Touche LLP (filed herewith).

23.2	Consent of Hogan Lovells US LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included in signature page to this Registration Statement).

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Watertown, Massachusetts, on the 22nd of February, 2017.

PSIVIDA CORP.

By:	/s/ Nancy Lurker
Name:	Nancy Lurker
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of pSivida Corp., hereby severally constitute and appoint Nancy Lurker and Leonard S. Ross, our true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution in her or him for her or him and in her or his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as she or he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or her or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ Nancy Lurker Nancy Lurker	President, Chief Executive Officer and Director (Principal Executive Officer)	February 22, 2017

/s/ Leonard S. Ross Leonard S. Ross	Vice President, Finance (Principal Financial and Accounting Officer)	February 22, 2017

/s/ David J. Mazzo, Ph.D. David J. Mazzo, Ph.D.	Chairman of the Board of Directors	February 22, 2017

/s/ Douglas Godshall Douglas Godshall	Director	February 22, 2017

/s/ Michael W. Rogers Michael W. Rogers	Director	February 22, 2017

/s/ James Barry, Ph.D. James Barry, Ph.D.	Director	February 22, 2017

/s/ Jay Duker, M.D. Jay Duker, M.D.	Director	February 22, 2017

EXHIBIT INDEX

Exhibit Number	Description

4.1	pSivida Corp. 2016 Long Term Incentive Plan (incorporated herein by reference to Exhibit 4.1 to the Registrant’s Quarterly Report on Form 10-Q filed on February 9, 2017).

5.1	Opinion of Hogan Lovells US LLP (filed herewith).

10.1	Amended and Restated Performance-Based Restricted Stock Unit Award Agreement between pSivida Corp. and Nancy Lurker, dated December 21, 2016 (incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on December 23, 2016).

10.2	Nonstatutory Stock Option Inducement Award granted to Nancy Lurker, effective September 15, 2016 (incorporated herein by reference to Exhibit 10.3 to the Registrant’s Quarterly Report on Form 10-Q filed on November 8, 2016).

23.1	Consent of Deloitte & Touche LLP (filed herewith).

23.2	Consent of Hogan Lovells US LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included in signature page to this Registration Statement).